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An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular Subject To Completion

Dated August 2, 2019

MERGER OF

SMART INITIATIVES, LLC, VALLEY VIEW ENTERPRISES, LLC AND TARGET EQUITY, LLC

with and into

ZABALA FARMS GROUP, LLC

Up to 14,000,000 Class A Common Units of Membership Interest

Zabala Farms Group, LLC, a Delaware limited liability company (the “Company,” “we,” “us,” and “our”) is offering up to 14,000,000 Class A Common Units of membership interests (the “Class A Units”), to members of Smart Initiatives, LLC, a California limited liability company (“Smart Initiatives”), the members of Target Equity, LLC, a California limited liability company (“Target Equity”) and the members of Valley View Enterprises, LLC, a California limited liability company (“Valley View”) in exchange for their respective membership interests in those entities. Smart Initiatives, Valley View and Target Equity are collectively referred to as the “Disappearing Entities.” The Disappearing Entities are each owners of membership interests in Zabala Farms of Salinas, LLC, a California limited liability company (“Zabala Salinas”). The Disappearing Entities collectively own 70% of Zabala Salinas. The purpose of the Merger is to consolidate the ownership of Zabala Salinas into one entity and to assume operational control thereof.

The Company and each of the Disappearing Entities have entered into a merger agreement pursuant to which, upon completion of the merger (the “Merger”), the Disappearing Entities will merge with and into the Company and the members of the Disappearing Entities will become members of the Company.

The Merger requires the approval of the holders of a majority in interest of each of the Disappearing Entities, except that holder of 60% of the membership interests of Smart Initiatives must approve the Merger (each referred to as the “Required Approval”). This Offering Circular solicits the written consents of Members in each of the Disappearing Entities.

If the Required Approval of each Disappearing Entity approves the Merger, then such Disappearing Entity will merge with and into the Company and all Members of such Disappearing Entity will automatically receive a number of Class A Units such that they will maintain their indirect ownership percentage of Zabala Salinas as set forth in the exchange ratio on page 20 and will be members of the Company in interest. If the Merger is not approved by the Required Approval of Members of any Disappearing Entity, then such Disappearing Entity will not be included in the Merger and Members of such Disappearing Entity will retain their respective ownership interests in such entity.

The managers of each of the Disappearing Entities have determined that the merger agreement, the Merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, each of the Disappearing Entities and their respective Members; have unanimously approved the merger agreement, the Merger and the other transactions contemplated by the merger agreement, including the issuance of Class A Units of the Company in connection with the Merger; and unanimously recommends that each Member of the Disappearing Entities signs the written consent of members approving the merger agreement and the transactions contemplated thereby.

Each Disappearing Entity will submit the Merger to for approval of its members by written consent; no meetings of Members will be held. The Company and the Disappearing Entities cannot complete the proposed merger unless, among other things, the Required Approval of the Members of the Disappearing Entities to approve the merger agreement is obtained.

Each member of the Disappearing Entities (the “Members”) will receive a number of Class A Units such that they will maintain their indirect ownership percentage of Zabala Salinas, subject to the Company’s obligation to repurchase “Excess Interests.” No fractional Class A Units will be issued and in lieu thereof the number of Class A Units issued to any Member will be rounded up or down to the nearest whole number of Class A Units. For more information regarding the securities being offered, see the section entitled “Securities Being Offered” on page 30.

The Company is not selling any Class A Units for cash, and will not receive any cash proceeds from exchange of Class A Units for the membership interest of the Disappearing Entities.

We expect to commence the Offering on the date on which the Offering Statement of which this Offering Circular is a part (this “Offering Circular”) is qualified by the Securities and Exchange Commission (“SEC”) and will terminate upon the earliest to occur of (i) 60 days after the record date for the written consent by the members or (ii) approval of the Merger by all of the Disappearing Entities. The record date for the written consent will be the date on which the Company receives the first written consent from a member.

Our Class A Units are not listed on any national securities exchange and we do not anticipate that the Class A Units will ever be listed or traded on a national securities exchange.

This Offering is being made pursuant to Tier 2 of Regulation A following the Offering Circular disclosure format.

Title of each class of securities to be registered	Amount maximum to be offered	Proposed offering price per share(1)	Proposed maximum aggregate offering price	Commissions and discounts(2)	Proceeds to Company(3)
Class A Common Units	14,000,000	$0	$0	$0	$0

(1) The consideration to be paid for each Class A Unit shall be the exchange of membership interests in the Disappearing Entities. No cash will be received by the Company. For purposes of the Merger, the Company has estimated that the fair value of the Class A Units is $1.30 per Class A Unit.

(2) We do not intend to offer the Class A Units through registered broker-dealers.

(3) We estimate that our total expenses for this Offering will be $35,000. See “Plan of Distribution.”

If the aggregate purchase price of the membership interests to be exchanged in the Merger held by any Member is more than 10% of the greater of the Member’s annual income or net worth, then such membership interests are considered disqualified interests (“Excess Interests”). Members will only be entitled to receive cash for Excess Interests in an amount equal to the original purchase price paid by such Member. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 8.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

38625 Calistoga Drive, Suite 200, Murrieta, CA 92563

(951) 550-7641

Offering Circular Date: August 2, 2019

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USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

Solely for convenience, we refer to our trademarks in this Offering Circular without the ® or the ™ or symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our own trademarks. Other service marks, trademarks and trade names referred to in this Offering Circular, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

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SUMMARY INFORMATION

This summary highlights some of the information in this Offering Circular. It is not complete and may not contain all of the information that you may want to consider. To understand this Offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company,” refer to Zabala Farms Group, LLC.

Overview

Our goal is to become a leading, high-quality cultivator and wholesaler of cannabis and cannabis-related products, beginning with the acquisition of Zabala Farms of Salinas, LLC, which owns a cultivation facility in Salinas, California. The Company was formed under the laws of the State of Delaware in June 2018. The Company intends to acquire 100% ownership of Zabala Farms of Salinas, LLC (“Zabala Salinas”). We have entered into a merger agreement with each of Smart Initiatives, LLC (“Smart Initiatives”), Target Equity, LLC (“Target Equity”) and Valley View Enterprises, LLC (“Valley View”), each a California limited liability company, pursuant to which each of those entities (the “Disappearing Entities”) will merge with and into the Company (the “Merger”). Each of the Disappearing Entities owns membership interests of Zabala Salinas collectively representing 70% of its outstanding membership interests; Valley View owns membership interests representing 25%, Smart Initiatives owns 20% and Target Equity owns 25%.

The Company has also entered into a membership interest transfer agreement to acquire (the “Acquisition Agreement”) the remaining 30% of the membership of Zabala Salinas for its holders. Upon consummation of the Merger, and closing of the Acquisition Agreement, the Company would own 100% of Zabala Salinas and would become the sole owner and operator of the cultivation facility. There can be no guaranty that the Company will be able to consummate the Acquisition Agreement.

The Merger will be consummated with respect to any Disappearing Entity if and only if holders of at least a majority of the membership interests of such Disappearing Entity execute written consents in favor of the Merger, except in the case of Smart Initiatives which requires approval of members owning 60% of the membership interests. If members holding more than the required percentage execute the written consent in favor of the Merger, then such Disappearing Entity will merge with and into the Company and all of the members of such Disappearing Entity will cease to be member of the Disappearing Entity. They will become members of the Company and will receive a number of Class A Units based upon their original membership interests in the Disappearing Entity.

Corporate Information

Our principal executive offices are located at 38625 Calistoga Drive, Suite 200, Murrieta, CA 92563. Our telephone number is (951) 550-7641. We do not have a website.

The Offering

This Offering Circular relates to the sale of up to 14,000,000 Class A Common Units (“Class A Units”) of membership interest in the Company in exchange for the membership interests of the Disappearing Entities. The Company has entered into a merger agreement with the Disappearing Entities pursuant to which each Disappearing Entity will merge with and into the Company and cease to exist. All of the membership interests in the Disappearing Entities will be exchanged for Class A Units of the Company. Upon consummation of the Merger, all of the members of the Disappearing Entities (the “Members”) will be members of the Company and will be subject to the terms and conditions of the Limited Liability Company Agreement of the Company (the “LLC Agreement”).

The Company is not offering or selling any of the Class A Units for cash in this Offering. The Offering is made only to existing members of the Disappearing Entities.

We expect to commence the Offering on the date on which the Offering Statement of which this Offering Circular is a part (this “Offering Circular”) is qualified by the Securities and Exchange Commission (“SEC”) and will terminate upon the earlier to occur of (i) 60 days after the record date for the written consent to be signed by the members or (ii) the date on which the Merger has been approved by all of the Disappearing Entities. The record date will be the date on which the Company receives the first written consent from a member.

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The Class A Units are not listed on any national securities exchange and we do not anticipate that the Class A Units will ever be listed on such an exchange.

Issuer in this Offering:	Zabala Farms Group, LLC, a Delaware limited liability company.

Securities offered:	Class A Units

Class A Units outstanding before this Offering:	1,384,615

Class A Units to be outstanding after this Offering:	15,384,615

Exchange Consideration:	Membership interests in each of the Disappearing Entities.

Exchange Ratio:

The exchange ratio for each Disappearing Entity was calculated such that each member of the Disappearing Entities would maintain the percentage ownership in Zabala Salinas that they currently indirectly hold through the Disappearing Entity. By way of example and clarification only, assume a member owns ten percent (10%) of the membership interests of Smart Initiatives which in turn owns twenty percent (20%) of Zabala Salinas. Prior to the Merger, such member indirectly owns two percent (2%) of Zabala Salinas. After the Merger, such member would own a number of Class A Units that will result in such member maintaining its two percent (2%) indirect ownership interest in Zabala Salinas, subject to the Company’s obligation to repurchase “Excess Interests.” If the Acquisition Agreement is consummated and the Company acquires the 30% ownership interests in Zabala Salinas that were not owned by the Disappearing Entities, then the ownership percentage of each member will be proportionately increased.

The exchange ratios for each Disappearing Entity are:

Entity	Disappearing Entity’s Membership Interest in Zabala Salina	Total Class A Units issued to all members of the Disappearing Entity	Class A Units issued for each One Percent of the Disappearing Entity
Smart Initiatives	20%	4,000,000	40,000
Target Equity	25%	5,000,000	50,000
Valley View	25%	5,000,000	50,000
Total	70%	14,000,000

Use of proceeds:	We will not receive any cash proceeds from the exchange of Class A Units for the membership interests in the Disappearing Entities.

Distribution policy:	The Company intends to distribute earnings no less frequently than annually. The LLC Agreement provides for minimum tax distributions to all Members. For additional information, see “Dividend Policy.”

Risk factors:	Investing in our Class A Units involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

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ABOUT THIS OFFERING CIRCULAR

We have prepared this Offering Circular to be filed with the Securities and Exchange Commission (“SEC”) for our Offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should rely only on the information contained in this Offering Circular and its exhibits. The Company has not authorized any person to provide you with any information different from that contained in this Offering Circular. The information contained in this Offering Circular is complete and accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or sale of our Class A Units. This Offering Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this Offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

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RISK FACTORS

In addition to the other information provided in this Offering Circular, you should carefully consider the following risk factors in evaluating our business and before voting in favor of the Merger. All material risks identified by the Company are discussed in this section.

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in this section.

Risks Related to the Merger

The Class A Units received by Members in the Merger will have different rights from the membership interests in the Disappearing Entities.

Upon completion of the Merger, the members of the Disappearing Entities will become members of the Company and will receive Class A Units. The Company is a Delaware limited liability company subject to the laws, rules and regulations of the Delaware Limited Liability Company Act. The provisions of Delaware law may differ substantially from the California Revised Uniform Limited Liability Company Act and the rules and regulations promulgated thereunder. See “Comparison of Member Rights.” The following differences in the rights of members include the following, among others:

•	The Managers of the Company may, without a vote of the members, change the purpose or business of the Company. The Disappearing Entities all required a majority approval of the members to effectuate such a change.

•	The Managers of the Company may enter into an agreement with respect to an acquisition of the Company without member approval. The operating agreement of Target Equities required member approval.

•	The Managers of the Company may incur indebtedness without member approval. The operating agreements of Smart Initiatives and Valley View required the approval of members owning a majority of the membership interests.

•	The Company is obligated to make distributions equal to tax obligations of the members. All other distributions will be at the sole discretion of the Managers, although the Managers have expressed their intent to make profit distributions promptly upon receipt of income from Zabala Salinas. The operating agreement of Target Equities required the managers to make distributions within seven days after receipt of income from Zabala Salinas, and the operating agreements of Smart Initiatives and Valley View required quarterly distributions.

•	Each of the Managers of the Company is entitled to annual compensation equal to $150,000 per year. Under the operating agreements of the Disappearing Entities the managers did not receive any compensation.

•	The Company may issue a preferred class of units of membership interest having rights senior to those of the Class A Common Units. None of the operating agreements of the Disappearing Entities specifically permitted the issuance of a preferred class of units.

The Company has not obtained and is not seeking any opinion with respect to the tax effects of the Merger upon the Members.

The general description of the tax effects of the Merger upon the Members contained in this Offering Circular has been prepared based upon the best available information. However, the tax consequences for each Member can vary significantly based upon such Member’s particular facts and circumstances. There can be no guaranty that such disclosure is accurate with respect to every Member. The Company has not obtained an opinion of an independent tax attorney. As a result, each Member is solely responsible for determining the tax effects of the Merger upon such Member and is advised to seek advice from tax professionals before making the decision to execute the written consent in favor of the Merger and accept the Class A Units in exchange for their membership interests in the Disappearing Entities.

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Certain Members may be ineligible to receive Class A Units upon completion of the Merger and will receive cash in lieu thereof, which cash may be more or less than the current fair market value of the Class A Units.

Pursuant to the rules and regulations of the SEC relating to this Offering, Members may not invest more than 10% of the greater of (i) their net worth or (ii) their annual income in the Class A Units. As a result, if any Member has invested more than the permitted amount in the membership interests of the Disappearing Entities (the “Excess Interests”), then the excess amount cannot be exchanged for Class A Units. In lieu thereof, the Company will pay cash for the Excess Interests in an amount equal to the original purchase price of such Excess Interests. Such members will be permitted to retain any distributions made with respect to such Excess Interests prior to the closing date of the Merger. The cash amount paid for the Excess Interests may be less than or greater than the fair market value of the Class A Units.

Risks Related to Our Industry

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, 30 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico have passed legislation allowing the use of medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures, and the state legislature of Vermont has approved legislation, to legalize cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior Department of Justice (“DOJ”) Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Description of Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “Description of Business—Government and Industry Regulation—FinCEN”).

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Blumenauer Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States DOJ. The Rohrabacher-Blumenauer Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, the Ninth Circuit Court of Appeals ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the CSA to a Schedule II controlled substance and, thereby, changing the plant from a federally criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

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These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 has yet been adopted, (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond March 23, 2018, and (iii) the ruling in United States v. McIntosh is only applicable precedent in the Ninth Circuit, which includes California, the state where we currently primarily operate.

On January 4, 2018, the U.S. Attorney General, Jeff Sessions, issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) stating that the Cole Memo was rescinded effective immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” The Sessions Memo went on to state that given the DOJ’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. As our business plan is primarily focused on the cultivation and distribution of cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change.

Laws and regulations affecting the cannabis industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

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The cannabis industry faces strong opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Significant additional labeling or warning requirements or limitations on the availability of our products may inhibit sales of affected products.

States and the various local municipalities that have, or may have in the future, legalized the sale of cannabis may seek to adopt significant additional product testing, labeling, warning requirements or limitations on the availability of our products relating to pesticide use, potency or perceived adverse health consequences of our products. If these types of requirements become applicable to one or more of our products under current or future cannabis regulatory, environmental or health laws or regulations, they may inhibit sales of such products or increase the cost of such products so as to render them unprofitable.

Persons that may rent properties from, or otherwise do business with, us may have difficulty accessing the service of banks, which may make it difficult to conduct business.

As discussed above, the cultivation, distribution and use of cannabis is illegal under federal law. Therefore, most banks do not accept for deposit funds from the legal cannabis industry and, therefore, do not do business with the entities involved in the cannabis industry.  The inability of people that may rent properties from, or otherwise do business with, us to open accounts and otherwise use the services of banks may have a material adverse effect on our business operations since these entities will be required to pay us in cash or with money orders. Since the monthly rent or fees we may charge could be substantial, paying in cash or with money orders may be difficult.

We may have difficulty using bankruptcy courts due to our involvement in the legal cannabis industry.

We have no current plans and no current need to seek bankruptcy protection. However, in the event we ever need to seek bankruptcy protection, we may have difficulty accessing bankruptcy courts considering our involvement in the legal cannabis industry. In September 2014, the U.S. Bankruptcy Court in Denver, Colorado, in the matter of In re Frank Arenas and Sarah Arenas, 14-11406-HRT (Bankr. D. Co. 2014), denied bankruptcy protection to the individuals in the business of growing and storing marijuana in a commercial building in Denver, Colorado. The building had been partially leased to a corporate entity that operated a marijuana dispensary. The U.S. Bankruptcy Court ruled that, although the activities of Mr. and Mrs. Arenas were legal under Colorado law, they were violating the federal CSA. The U.S. Bankruptcy Court denied protection to the debtors under both bankruptcy liquidation and reorganization because marijuana is illegal under federal law. Therefore, in the event we ever need to seek protection under the bankruptcy laws, our involvement in the legal cannabis industry may prevent us from obtaining such relief.

Risks Related to Our Company

Zabala Salinas is currently operating under an annual license to cultivate cannabis. There can be no assurance that the license will be renewed.

Until January 1, 2018, the State of California offered two levels of licensing for cannabis cultivation companies: temporary permits (good for 120 days) and annual permits, valid for one year from the date of issuance. As of January 1, 2019, the State of California ceased offering temporary permits, and required all manufacturers to obtain annual permits. Zabala Salinas operates under an annual cultivation license from CalCannabis Cultivation Licensing, a division within the California Department of Food and Agriculture (“CDFA”) which is valid until May 31, 2020. At any time commencing 60 days prior to and within 30 days after the expiration of the annual license, Zabala Salinas must submit to a license renewal form to the CDFA, with payment of the annual fee. The CDFA may deny renewal of the permit for numerous reasons, including but not limited to, failure to comply with any applicable rule or regulation of the State of California; an owner of the permit is convicted of an offense related to qualifications, functions or duties of the business or convicted of certain felonies; failure to obtain a valid seller’s permit under California’s Revenue and Taxation Code; or if the Company’s premises fail to comply with the regulations.

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While the Company believes that the annual permit of Zabala Salinas will be renewed, there can be no assurance that the CDFA will agree to renew the permit or find deficiencies in the renewal application. If the permit is denied or if Zabala Salinas cannot correct any deficiencies, then Zabala Salinas would be required to immediately cease manufacturing operations, but may sell any inventory to a licensed distributor or retailer. The loss of its annual license would result in substantial damages to the financial condition and operations of the Company, and could result in the loss of a member’s entire investment in the Disappearing Entities or the Company.

Our business is subject to certain agricultural risks and Zabala Salinas has experienced crop failure in the past.

Our business involves the growing of cannabis, an agricultural product. Such business is subject to the risks inherent in the agricultural business, such as insects, plant diseases, adverse weather (including, but not limited to, drought, high winds, earthquakes and/or wildfire) and growing conditions, among others. Although the Company is growing indoors under climate controlled conditions, there can be no assurance that natural elements will not have a material adverse effect on any such future production. Further, any rise in energy costs may have a material adverse effect on our ability to produce cannabis.

In late 2018, Zabala Salinas experienced a mass crop failure due primarily to two factors: the lack of indoor lighting required for growth during the fall and winter seasons and the malfunctioning of the feeding system. Zabala Salinas had been operating without indoor lighting because the electrical company’s (PG&E) infrastructure could not support the electrical load that would be generated by such lighting. This was compounded by an unusually difficult winter which resulted in many farmers experiencing failed corps or low production. As a result, many cannabis companies in the area ceased operations.

Zabala Salinas is currently installing biodiesel generators to provide electricity for proper indoor lighting. PG&E is also upgrading its infrastructure in the Salinas area which is expected to ultimately allow the farm to have a reliable energy supply. Additionally, Zabala Salinas has put into place additional fail safes to ensure the feeding system does not malfunction again.

Despite these improvements and precautions, we may experience crop failures or low production in the future. We remain subject to all of the risks related to an agricultural company.

We have a limited operating history in an evolving industry, which makes it difficult to accurately assess our future growth prospects.

Although we believe our team has extensive knowledge of the cannabis industry and we closely monitor changes in legislation, we also operate in an evolving industry that may not develop as expected. Furthermore, our operations continue to evolve under our nascent business plan as we continually assess new strategic opportunities for our business within our industry. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

•	Competition from other similar companies;

•	Regulatory limitations on the products we can offer and markets we can serve;

•	Other changes in the regulation of medical and recreational cannabis use;

•	Changes in underlying consumer behavior, which may affect the business of our customers;

•	Our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;

•	Challenges with new products, services and markets; and

•	Fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

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We may be unable to obtain capital to execute our business plan.

Our business plan involves the acquisition of Zabala Salinas, as well as the general expansion of our business in California. We will need additional capital to implement our business strategy and we do not currently have any commitments to provide such capital. We will need to borrow funds or raise additional equity capital to execute most of our business plan, and then in the future, to sustain our operations. There can be no assurances we will be able to obtain financing on agreeable terms, if at all in the future. Furthermore, this Offering, as well as any future sale of our equity securities, will dilute the ownership of our existing Members. Such dilution could cause future sales of our equity securities to be at prices substantially below the implied value of the Class A Units in this Offering. If we are unable to obtain the necessary capital, we may need to delay the implementation of or curtail our business plan materially, which in turn could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future Member returns.

We may not be able to manage successfully our growth resulting in possible failure or flawed implementation of our business plan.

We believe that our business plan can be readily scaled to accommodate numerous cannabis cultivation and distribution facilities. However, we cannot be certain of that belief until such scaling occurs. In addition, significant growth will require more than marketing capabilities, capabilities such as operating and financial procedures and controls; replacing or upgrading our operational, financial and management information systems; and attracting, training, motivating, managing and retaining key employees. If our executives are unable to manage growth effectively, our business, results of operations and financial condition could be materially adversely affected.

Adverse economic conditions may adversely affect our business, financial condition, results of operations and prospects.

As a cultivator and distributor of cannabis, our business will depend on the overall demand for cannabis and cannabis-related products in retail locations. Weak domestic or global economic conditions, or fear or anticipation of such conditions, could adversely affect our business, financial condition, results of operations and prospects in a number of ways, including longer sales cycles, lower prices for our services, higher default rates among our distributors, reduced unit sales and lower or no growth. A prolonged period of economic uncertainty or a downturn may also significantly affect financing markets, the availability of capital and the terms and conditions of financing arrangements, including the overall cost of financing as well as the financial health or creditworthiness of our end customers. Circumstances may arise in which we need, or desire, to raise additional capital, and such capital may not be available on commercially reasonable terms, or at all.

A failure of one or more of our information technology systems, networks, processes, associated sites, or service providers could have a negative impact on our business.

To an extent, we rely on information technology (“IT”) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed and hosted by third-party vendors to assist us in the management of our business. The various uses of these IT systems, networks, and services include, but are not limited to: hosting our internal network and communication systems; enterprise resource planning; processing transactions; summarizing and reporting results of operations, business plans, and financial information; complying with regulatory, legal, or tax requirements; providing data security; and handling other processes necessary to manage our business. Although we have some offsite backup systems and a disaster recovery plan, any failure of our information systems could adversely impact our ability to operate. Routine maintenance or development of new information systems may result in systems failures, which may have a material adverse effect on our business, financial condition, or results of operations.

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Increased IT security threats and more sophisticated cyber-crime pose a potential risk to the security of our IT systems, networks, and services, as well as the confidentiality, availability, and integrity of our data. This can lead to outside parties having access to our privileged data or strategic information, our employees, or our customers. Any breach of our data security systems or failure of our information systems may have a material adverse impact on our business operations and financial results. If the IT systems, networks, or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our disaster recovery plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive, or business harm, which may have a material adverse effect on our business, financial condition, or results of operations. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our partners, employees, customers, and suppliers. Although we maintain insurance coverage for various cybersecurity risks, in any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

Competition from more established cannabis cultivators and distributors may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The cannabis industry is highly competitive. We will compete with other cannabis companies not only for consumer acceptance but also for shelf space and marketing focus in retail outlets, all of whom also will likely stock other cannabis products. We do not have any exclusivity agreements or even distribution agreements in place with any retailers. Our products will compete with a wide range of cannabis products, produced by a relatively large number of producers, most of which have substantially greater financial, marketing and distribution resources than ours.

Increased competitor consolidations, market-place competition, competitive product offerings and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our ability to establish and expand the market for our products.

Potential competitors could duplicate our business model.

There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, we believe that is likely that potential competitors could duplicate our business model with little effort and minimal financing.

Our success depends on our key personnel and our ability to hire, retain and motivate qualified product development, sales, marketing and finance personnel.

Our success depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and finance personnel, many of whom may be difficult to replace. The complexity of our business requires us to retain highly trained professional services, customer support and sales personnel with specific expertise related to our business. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs, nor may we be successful in keeping the qualified personnel we currently have. Our ability to hire and retain these personnel may be adversely affected by volatility or reductions in the price of our Class A Units, since these employees are generally granted equity-based awards. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited, or that they have divulged proprietary or other confidential information, or that their former employers own their inventions or other work product.

Our future performance also depends on the continued services and continuing contributions of our senior management to execute on our business plan and to identify and pursue new opportunities and product innovations. The loss of services of senior management could significantly delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition, and operating results.

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Our reputation and ability to do business may be negatively impacted by the improper conduct of our business partners, employees or agents.

As we intend to be a cultivator and distributor of cannabis, we will largely depend on third-party retailers to resell our cannabis and related products to end-user consumers. These suppliers could tamper with our products or otherwise ignore our quality standards, which could harm the end-user customers, with whom we have no contact. Any changes in our retailer customer’s business or fortunes could disrupt our ability to sell our products at volume. Any such changes or other unrelated production issues could also disrupt our business due to delays in finding new retailers.

Furthermore, we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.

Our LLC Agreement limits the liability of, and provides indemnification for, our officers and managers.

Our LLC Agreement provides that the Company shall indemnify its managers and officers for any liability including reasonable costs of defense arising out of any act or omission of any officer or manager acting on behalf of the Company to the full extent allowed by the laws of the State of Delaware, if the officer or manager acted in good faith and in a manner the officer or manager reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and managers for liabilities incurred in connection with their good faith acts for our Company. Such an indemnification payment might deplete our assets. Members who have questions respecting the fiduciary obligations of the managers and officers of the Company should consult with independent legal counsel. It is the position of the SEC that exculpation from and indemnification for liabilities arising under the Securities Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

Our LLC Agreement provides for the arbitration of claims relating to the interpretation, validity and performance of the LLC Agreement

The Company’s LLC Agreement provides that any dispute relating to the interpretation, validity or performance of the LLC Agreement shall be submitted to binding arbitration before a retired judge from an arbitration organization mutually agreed by the Company and the applicable member, or if the parties cannot agree from by an organization selected by the Managers. See “Comparison of Member Rights.” Member litigation against the Company or our managers, officers or employees may be referred to mandatory arbitration proceedings, which follow different procedures than in-court litigation and may be more restrictive to members asserting claims than in-court litigation. Members agree, by virtue of becoming parties to the LLC Agreement, that they are bound by our governing documents, including the arbitration provisions of the LLC agreement, as they may be amended from time to time. The LLC Agreement provides that certain actions by against the Company regarding the interpretation, validity or performance of any provision of the LLC Agreement will be referred to mandatory, binding and final arbitration proceedings if the Company, or any other party to such dispute, so demands. .. As a result, members would not be able to pursue litigation in state or federal court against the Company or our officers, managers, other agents or employees, for example, claims for breach of fiduciary duties or similar director or officer duties under Delaware law. Instead, members would be required to pursue such claims through binding and final arbitration.

The LLC Agreement provides that such arbitration proceedings would be conducted in accordance with the procedures of an arbitration organization agreed among the parties or, if the parties cannot agree, by an arbitration organization selected by the Managers. These procedures may provide materially more limited rights to members than litigation in a federal or state court. For example, arbitration in accordance with these procedures does not include the opportunity for a jury trial, document discovery is limited, arbitration hearings generally are not open to the public, there are no witness depositions in advance of arbitration hearings and arbitrators may have different qualifications or experiences than judges. Each party to an arbitration proceeding is required to bear their own costs in the arbitration, including attorneys’ fees. However, the arbitrator may render an award that includes shifting of such costs or award any party attorneys’ fees. The arbitration provisions of the LLC Agreement may discourage members from bringing, and attorneys from agreeing to represent the members wishing to bring, litigation against the Company or our officers, manager, other agents or employees.

We believe that the arbitration provisions in the LLC Agreement are not applicable to claims arising under federal or state securities laws. By agreeing to the arbitration provisions of our LLC Agreement, members will not be deemed to have waived compliance by us with state and federal securities laws and the rules and regulations thereunder.

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Risks Related to this Offering and Our Securities

The valuation of our Class A Units has been arbitrarily determined.

Our management has determined the number and implied value of the Class A Units offered by the Company in the Merger. The value of the Class A Units was arbitrarily determined based upon the current market value, illiquidity and volatility of our Class A Units, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. The implied value of the Class A Units exchanged in the Merger may be more or less than the fair market value.

Purchasers of our Class A Units may experience immediate dilution and/or future dilution.

Upon closing of the Merger, the collective members of each Disappearing Entity will own 25% or less of the voting Units of the Company. Each member of a Disappearing Entity will own a smaller percentage of the Company than such member owned it the Disappearing Entity. As a result, the former members of the Disappearing Entities will have less voting control and influence over all matters required to be submitted to a vote of members.

We are authorized to issue up to 25,000,000 units of membership interest, of which 20,000,000 are Class A Common Units, 2,000,000 are designated as non-voting Class B Common Units and 3,000,000 are designated as Preferred Units. Our board of managers has the authority to cause us to issue additional Class A Units, Class B Units or Preferred Units without consent of any of our Members and to create several classes of Preferred Units that may be converted to Class A Common Units. Consequently, holders of our Class A Common Units may experience dilution in their ownership.

Units eligible for future sale may have adverse effects on the value of the Class A Units.

We are offering up to 14,000,000 Class A Units as described in this Offering Circular. We cannot predict the effect, if any, of future sales of our Class A Units or Preferred Units on the value of the Class A Units. After the completion of this Offering, we may issue additional Class A Units, Class B Units or Preferred Units in subsequent private placements or to employees under the Class B Common Units Award Plan. We are not required to offer any such Units to existing Members on a preemptive basis. Therefore, it may not be possible for existing Members to participate in such future share issuances, which may dilute the existing Members’ interests in us.

The rights of the holders of Class A Units may be impaired by the potential issuance of Preferred Units.

Although we have no present intention to issue any Preferred Units, we may issue Preferred Units in the future. If we were to issue Preferred Units, the rights of the holders of Class A Units could be impaired by such issuances.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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DILUTION

Upon closing of the Merger, the collective members of each Disappearing Entity will own 25% or less of the voting Units of the Company. Each member of a Disappearing Entity will own a smaller percentage of the Company than such member owned it the Disappearing Entity. As a result, the former members of the Disappearing Entities will have less voting control and influence over all matters required to be submitted to a vote of members.

By way of example only, if a member owned one percent (1%) of a Disappearing Entity, immediately after the Merger, such member would own the smaller percentage of the Company set forth below:

Disappearing Entity	Percentage Ownership of Disappearing Entity Pre Merger	Percentage Ownership of the Company Post Merger
Smart Initiatives	1.00%	.20%
Target Equity	1.00%	.25%
Valley View	1.00%	.25%

PLAN OF DISTRIBUTION

We are offering to current members of the Disappearing Entities up to 14,000,000 Class A Units in exchange for their membership interests in the Disappearing Entities. No offers or sales of the Class A Units for cash will be made pursuant to this Offering Circular, except for Excess Interests which will be redeemed for cash. See “Description of the Merger—Consideration to Members.”

The Class A Units are not now listed on any national securities exchange and we do not anticipate that the Class A Units will be listed or traded on any national securities exchange or quotation system in the foreseeable future. Accordingly, the Class A Units should be considered highly illiquid, which inhibits investors’ ability to resell their Class A Units at any time in the future. Additionally, the LLC Agreement prohibits transfer or sale of the Class A Units except in certain permitted instances.

Upon this Offering Circular being qualified by the SEC, the Company will seek approval of the Merger from the members of the Disappearing Entities. This Offering will continue until the earlier of (i) 60 days after the record date for the written consent of the members or (ii) approval of the Merger by all of the Disappearing Entities. The record date will be the date on which the Company receives the first written consent from a member.

Currently, we plan to have our managers communicate with the Members regarding the member written consents to approve the Merger. They will receive no compensation for such activities. Our managers will deliver this Offering Circular only to the existing members of the Disappearing Entities.

USE OF PROCEEDS

The Company is not selling any of the Class A Units for cash; the sole consideration for the Class A Units is the membership interests of the Disappearing Entities. As a result, the Company will not receive any cash proceeds from the Offering. In consequence of the Merger, the Company will acquire all of the bank accounts and accounts at financial institutions owned by the Disappearing Entities and will have access to the funds in such accounts as of the closing date of the Merger.

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DESCRIPTION OF BUSINESS

Overview

Zabala Farms Group, LLC (“we,” “us,” “our,” and the “Company”) was formed in June 2018 for the purpose of acting as a holding company for the membership interests in Zabala Farms of Salinas, LLC (“Zabala Salinas”), a cannabis cultivator in Monterey County, California. The Company intends to merge (the “Merger”) Valley View Enterprises, LLC, Target Equity, LLC and Smart Initiatives, LLC, all California limited liability companies (the “Disappearing Entities”) with and into the Company, with the Company being the sole surviving company in the Merger. Each of the Disappearing Companies is currently a member of Zabala Salinas and collectively the Disappearing Entities own 70% of the outstanding membership interests of Zabala Salinas. The Company has also entered into a membership interest transfer agreement with the holders of the remaining 30% of Zabala Salinas. Assuming the Company is able to close the acquisition of such remaining 30%, the Company would become the sole owner of Zabala Salinas which would be a wholly owned subsidiary of the Company. However, even if the remaining 30% of Zabala Salinas is not acquired by the Company, the Company will become the primary operator of the business of Zabala Salinas.

The following business description relates to the operations of Zabala Salinas.

Zabala Salinas

Zabala Salinas is a company that operates a marijuana cultivation facility in Monterey County, California. As such, Zabala Salinas has applied for and obtained an annual license for cannabis production and to operate a cannabis nursery; all licenses are held on one parcel of land. Zabala Salinas is now preparing to file for a distribution license with Bureau f Cannabis Control (“BCC”). The current license expires on May 31, 2020. At any time commencing 60 days prior to and within 30 days after the expiration of the annual license, Zabala Salinas must submit to a license renewal form to the CalCannabis Cultivation Licensing division of the California Department of Food and Agriculture (the “CDFA”), with payment of the annual fee. The CDFA may deny renewal of the permit for numerous reasons, including but not limited to, failure to comply with any applicable rule or regulation of the State of California; an owner of the permit is convicted of an offense related to the qualifications, functions or duties of the business or convicted of certain felonies; failure to obtain a valid seller’s permit under California’s Revenue and Taxation Code; or if the Company’s premises fail to comply with the regulations.

While the Company believes that the annual permit of Zabala Salinas will be renewed, there can be no assurance that the BCC will agree to renew the permit or will not find deficiencies in the renewal application. If the permit is denied or if Zabala Salinas cannot correct any deficiencies, then Zabala Salinas would be required to immediately cease manufacturing operations, but may sell any inventory to a licensed distributor or retailer.

The cultivation license does not permit Zabala Salinas to manufacture or distribute cannabis products. In order to do so, Zabala Salinas would be required to apply for additional licenses from the Bureau of Cannabis Control (“BBC”) to distribute or from the Manufactured Cannabis Safety Branch of the California Department of Public Works to manufacture. Zabala Salinas intends to do so in the future.

Zabala Salinas has finished redressing an 83,000 +/- square foot greenhouse; and also operates a separate 63,000 +/-square foot greenhouse in Monterey County. The 63,000 +/- square foot greenhouse produced approximately 1,561.11 pounds of cannabis through April 5, 2019, hitting the company’s target production goal for that time frame.

Zabala Salinas’ growth strategy is to focus on its nursery in order to smoothly transition their production to full capacity by operating both of the greenhouses. Zabala Salinas currently has approximately 20,000 cannabis clones, 15,000 cannabis teens planted into 4-inch pots, 12,000 plants vegging in 2-gallon pots and 9,000 plants that are flowering and in production. The total count approximates 56,000 plants on site in different production stages. This number changes on a daily basis due to plant health, production, harvesting schedules and plant sales.

Efficiency, compliance, product packaging and administrative scaling are Zabala Salinas’ priorities, which is why they have recently engaged Rare Earth Development to assist in operating the farm over the next year. Rare Earth Development has successfully operated marijuana farms in neighboring states with competitive marketplaces. Rare Earth Development will bring in an experienced Manager of Operations, director of compliance and director of cultivation to support Zabala Salinas, to help thin out inefficiencies by reducing unnecessary overhead expenses and ensuring legal compliance with track and trace and seed to sell; and to assist with flower yield, potency and consistency. Additionally, Rare Earth Development will be authoring and implementing standard operating procedures and protocols for cultivation and operations at Zabala Salinas.

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Production in the farm has reached full capacity under the current greenhouse footprint, and harvesting is moving forward on a perpetual cycle. When a harvest of adult plants is completed, it takes Zabala Salinas at least three days to plant its teens into the adult plots and continue the cycle.

Zabala Salinas’ current harvest goal is to produce 35 grams of marijuana per square foot of canopy space per harvest. Though they anticipate harvests to yield different amounts during the year due to environmental factors such as hours of sunlight, temperature, humidity and other factors, Zabala Salinas’ goal is to achieve five harvests per calendar year, with approximately nine to ten weeks between harvest intervals.

The latest harvest for 2019 occurred in April. The area currently cultivated covers 13,006 square feet. We anticipate that such harvest will yield approximately 35 grams per square foot.

Zabala Salinas has implemented a sales department to handle all product sales. They are currently selling the following products:

o	Cannabis Flower

o	Cannabis Trim

o	Cannabis Live Plants

The Land

Zabala Salinas has leased 9.5 acres of land in Monterey County, California that is zoned for cannabis cultivation. Zabala Salinas benefits from such factors as natural sunlight, supportive neighbors, and climate. All of these factors assist in the healthy production of high-quality cannabis.

The Equipment

The farm has implemented commercial farming equipment and commercial growing technology.

The Know-How

Zabala Salinas’ farming partners understand the current market expectations and are experienced agriculture scientists with a passion for growing marijuana. Their consultants permit the farm to scale its business legally, through the obtainment of the California cannabis license; while applying agricultural technology and equipment into their crops. They intend to place themselves as a go-to provider for top quality cannabis in the marketplace.

Environment and Sustainability

Zabala Salinas takes environmental concerns very seriously because they understand that how we farm today will affect all our tomorrows. They are willing to sacrifice a portion of profit potential this year to ensure that they are safely and responsibly farming for decades.

Zabala Salinas’ Primary Target Market

Zabala Salinas’ current primary target market is licensed distributors who will sell to licensed dispensaries and, for nursery stock, licensed cannabis farms within California.

Competition and Industry Background

The cannabis industry is highly competitive. We will compete with other cannabis companies not only for consumer acceptance but also for shelf space and marketing focus in retail outlets, all of whom also will likely stock other cannabis products. We do not have any exclusivity agreements or even distribution agreements in place with any retailers. Our products will compete with a wide range of cannabis products, produced by a relatively large number of producers, most of which have substantially greater financial, marketing and distribution resources than ours.

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Increased competitor consolidations, market-place competition, competitive product offerings and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our ability to establish and expand the market for our products.

However, we believe that we can differentiate ourselves from our competitors by providing better quality products, with fewer pesticides. We also believe that we have a stronger focus on developing strains and new products than our competitors.

Intellectual Property

Our policy will be to seek to protect and enhance the proprietary products, inventions, and improvements that are commercially important to our business, including seeking, maintaining, and defending intellectual property rights, whether developed internally or acquired from third parties. However, as of this time, there is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names.

Our commercial success may depend in part on our ability to obtain and maintain patent and other proprietary protection for our products, inventions, and improvements; preserve the confidentiality of our trade secrets; defend and enforce our proprietary rights, including our patents; and operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.

Government and Industry Regulation

Cannabis is currently a Schedule I controlled substance under the CSA and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession and/or cultivation remains a violation of federal law. See “Risk Factors—Risks Related to Our Industry—Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The DOJ describes Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA in California with respect to state-regulated cannabis activities in California and other states, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

The Cole Memo

Because of the discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities, DOJ Deputy Attorney General James M. Cole issued the Cole Memo concerning cannabis enforcement under the CSA.

At the time of its issuance, the Cole Memo reiterated Congress’s determination that cannabis is a dangerous drug and that the illegal distribution and sale of cannabis is a serious crime that provides a significant source of revenue to large-scale criminal enterprises, gangs, and cartels. The Cole Memo noted that the DOJ was committed to enforcement of the CSA consistent with those determinations. It also noted that the DOJ was committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way.

Although the Sessions Memo has rescinded the Cole Memo and it is unclear at this time what the ultimate impact of that rescission will have on our business, if any, we intend to continue to conduct rigorous due diligence to verify the legality of all activities that we engage in and ensure that our activities do not interfere with any of the enforcement priorities set forth in the Cole Memo (the “Cole Memo Enforcement Priorities”).

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FinCEN

FinCEN provided guidance regarding how financial institutions can provide services to cannabis-related businesses consistent with their BSA obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

•	bank (except bank credit card systems);

•	broker or dealer in securities;

•	money services business;

•	telegraph company;

•	card club; and

•	a person subject to supervision by any state or federal bank supervisory authority.

In general, the decision to open, close, or refuse any particular account or relationship should be made by each financial institution based on a number of factors specific to that institution. These factors may include its particular business objectives, an evaluation of the risks associated with offering a particular product or service, and its capacity to manage those risks effectively. Thorough customer due diligence is a critical aspect of making this assessment.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered, (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business, (iii) requesting from state licensing and enforcement authorities available information about the business and related parties, (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers), (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties, (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in relevant guidance, and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

As part of its customer due diligence, a financial institution should consider whether a cannabis-related business implicates one of the Cole Memo Enforcement Priorities or violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports. It is unclear at this time what impact the Sessions Memo will have on customer due diligence by a financial institution.

While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain and is expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the CSA. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

Moreover, since the use of cannabis is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance, and our Members may find it difficult to deposit their securities with brokerage firms.

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Licensing and Local Regulations

Zabala Salinas currently has the local and state permits and licenses necessary to cultivate and sell cannabis products in Monterey County, California. We must continue to abide by local and state laws in California. Despite California’s adoption of legislation legalizing cannabis, counties and municipalities within the state may have the ability to otherwise restrict cannabis activities, including but not limited to cultivation, retail, distribution, manufacturing or consumption.

We are subject to the zoning requirements of Monterey County. Zoning laws set forth the approved use of land in any given city, county or municipality. Zoning can be subject to change or withdrawal, discretionary approvals may be required for certain uses, and properties can be re-zoned. The zoning of our property has a direct impact on our business operations. We believe that Zabala Salinas is currently in compliance will all zoning laws, rules and regulations.

Corporate Information

Our principal executive offices are located at 38625 Calistoga Drive, Suite 200, Murrieta, CA 92563. Our telephone number is (951) 550-7641. We do not currently have a website.

Employees

As of the date of this Offering Circular, the Company has no employees. All operations are conducted by the managers who are not receiving compensation for such services, or through Red Sparrow 360. See “Interests of Management and Other in Certain Transactions”. Upon completion of the Merger, the Company will hire all of the existing employees of the Disappearing Entities and upon closing of the acquisition will assume all operations of Zabala Salinas. At such time we expect to have several employees and consultants. We anticipate that none of our employees will be represented by a union or parties to a collective bargaining agreement.

Legal Proceedings

We are not currently a party to any material legal proceedings. Although we are not currently a party to any material legal proceedings, from time to time, we may be subject to various other legal proceedings and claims that are routine and incidental to our business. Although some of these proceedings may result in adverse decisions or settlements, management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

The following table summarizes pertinent details of our properties as of April 15, 2019, which includes the land under cultivation owned by Zabala Salinas of which we would own 70% of the membership interests after this Merger:

Location	Owned or Leased	Lease Expiration	Type of Property
Salinas, California	Leased	January 31, 2022	9.5 acres of land
Murrieta, California	Leased	October 31, 2021	Executive Office

Our principal executive office is an 8,106 square foot facility located in Murrieta, California, and is subject to a three-year lease, plus an option to extend for three additional years, with monthly rent initially starting at $1.80 per square foot. The rent is increased each year over the course of the lease by approximately $0.05 per square foot per month.

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DESCRIPTION OF THE MERGER

Background to the Merger

Each of the Disappearing Entities was formed by Jeremy Johnson and Anthony Johnson to invest in the membership interests of Zabala Salinas. Jeremy and Anthony Johnson are brothers and are the managers of each of the Disappearing Entities. The Disappearing Entities collectively purchased 70% of the membership interests of Zabala Salinas and the remaining 30% was owned by the two original founders of Zabala Salinas. The Company intends to take over and assume management and administrative control of Zabala Salinas. The purpose of the Merger is to combine the ownership interests of Zabala Salinas into one entity, while maintaining each Member’s respective indirect ownership percentage in Zabala Salinas.

Transaction Structure

The transaction is structured as a merger in which each of the Disappearing Entities will merge with and into the Company and the Company will assume all assets, liabilities and obligations of the Disappearing Entities. The Disappearing Entities will cease to exist and each member of the Disappearing Entities prior to the closing of the merger will become a member of the Company. The terms and conditions of the Merger are governed by a merger agreement (the “Merger Agreement”) between and among the Company, on the one hand, and each of the Disappearing Entities, on the other hand. A copy of the Merger Agreement is attached hereto as Exhibit A. The Members will become parties to the LLC Agreement of the Company upon closing of the Merger. A summary of the LLC Agreement and a comparison of the rights of members is set forth below under “Comparison of Rights.” A copy of the LLC Agreement is attached to this Offering Circular as Exhibit B.

Consideration to the Members

Each member of the Disappearing Entities prior to the Merger will receive Class A Units of the Company in exchange for the membership interests that they own in the Disappearing Entities, subject to the Company’s obligation to repurchase “Excess Interests” (as described below). The number of Class A Units to be received by each Member was calculated to maintain such Member’s indirect ownership interest in Zabala Salinas. No cash will be paid for fractional units. In lieu thereof, fractional units will be rounded up or down to the nearest whole number of Class A Units. If any of the Disappearing Entities receives any cash or non-cash distribution form Zabala Salinas prior to the closing of the Merger, then each such Disappearing Entity will distribute such cash or non-cash consideration to its members immediately prior to the closing of the Merger, less any amount maintained by the managers of such Disappearing Entity as they deem necessary or advisable to pay the operating expenses or accrued liabilities of such Disappearing Entity.

The Company is not selling any Class A Units for cash in this Offering.

Exchange Ratios

The exchange ratio for each Disappearing Entity was calculated such that each member of the Disappearing Entities would maintain its indirect ownership percentage in Zabala Salinas that they held through the Disappearing Entity prior to the Merger. By way of example and clarification only, assume a member owns ten percent (10%) of the membership interests of Smart Initiatives which in turn owns twenty percent (20%) of Zabala Salinas. Prior to the Merger, such member indirectly owns two percent (2%) of Zabala Salinas. In the Merger, such member would receive a number of Class A Units that will result in such member maintaining its two percent (2%) indirect ownership interest in Zabala Salinas, subject to the Company’s obligation to repurchase “Excess Interests.” If the Acquisition Agreement is consummated and the Company acquires the 30% ownership interests in Zabala Salinas that were not owned by the Disappearing Entities, then the ownership percentage of each member will be proportionately increased.

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EXCHANGE RATIOS FOR EACH DISAPPEARING ENTITY

Entity	Disappearing Entity’s Pre-Merger Ownership Interest in Zabala Salinas	Total Class A Units to be Issued to all Members of the Disappearing Entity	Disappearing Entity’s Post-Merger Ownership Interest in Zabala Salinas	Class A Units issued for each One Percent of the Disappearing Entity
Smart Initiatives	20%	4,000,000	20%	40,000
Target Equity	25%	5,000,000	25%	50,000
Valley View	25%	5,000,000	25%	50,000
Total	70%	14,000,000

Redemption of Excess Interests for Cash

The Offering is being conducted pursuant to Rules 251 through 262 promulgated under the Securities Act. Pursuant to such Rules, this Offering is a Tier 2 Offering and, therefore, the Members receiving Class A Units in this Offering may be subject to certain limitations on the amount that may be invested. If a member is an “accredited investor” as such term is defined in Rule 501 of Regulation D, then there is no limitation on the amount such person may invest. An accredited investor is generally an individual with a net worth, alone or with such person’s spouse, in excess of $1,000,000 (excluding the value of his or her personal residence and excluding the amount of debt thereon up to the amount of the value of the residence) or with annual income in the last two years of $200,000 individually or $300,000 with his or her spouse.

For Members who are not accredited investors, the aggregate purchase price of their respective membership interests in the Disappearing Entity cannot exceed ten percent (10%) of the greater of (i) their net worth and (ii) their annual income. Any amount invested in the membership interests of the Disappearing Entities in excess of the permitted amount will be deemed to be a “Excess Interest.” Each Member must complete a written consent to approve or disapprove the Merger and disclose to the Company the Member’s net worth and annual income. The Company will then determine if any membership interests held by any Member is a Excess Interest. Within 30 days after the closing of the Merger, the Company will distribute to Members cash in lieu of Class A Units for all Excess Interests. The amount of the cash distribution will equal the amount invested in the Disappearing Interests in excess of the permitted investment in the Offering. The cash distributed for the Excess Interests may be more or less than the current fair market value of the Class A Units. However, each member will also be permitted to retain all cash distributions made with respect to their membership interests in the Disappearing Entities. To date, members of the Disappearing Entities have received cash distributions with respect to their membership interests, which they are entitled to retain and will not be deducted from the amount paid to repurchase the Excess Interests. As a result, the cash amount paid for Excess Interests plus the prior distributions will exceed the original purchase price of the Excess Interests.

If the aggregate amount of cash that would be necessary to redeem the Excess Interests exceeds $1,000,000, then the Company may elect to terminate the Merger Agreement and the Merger will not be consummated.

Board of Managers Following the Merger

The board of managers of the Company is currently comprised of two persons, Anthony Johnson and Jeremy Johnson. Following consummation of the Merger, the board of managers will remain the same and it is not contemplated that any additional managers will be added in the future.

Interests of the Managers in the Merger

The board of managers will not receive any compensation or remuneration as a result of the Merger. No Class A Units will be issued or held by the managers upon closing of the Merger, except for Class A Units issued in exchange for the membership interests in the Disappearing Entities held by the managers.

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The Merger Agreement

The following discussion is a brief summary of the Merger Agreement which is attached hereto as Exhibit A and does not set forth a full discussion of all of the terms and conditions. Each Member is encouraged to review the entire Merger Agreement.

Closing and Timing. The closing occurs when the Company files certificates of merger with each of the Secretary of State of California and Delaware. The Company anticipates that the closing of the Merger of all Disappearing Entities will occur simultaneously, subject to the closing conditions described below. The Merger will close within 15 business days after each of the closing conditions has been satisfied or waived. The Company anticipates that the closing will occur in June 2019, but such date is subject to numerous conditions that are outside the control of the Company.

Conditions to Closing. The closing will not occur unless the following conditions are fulfilled or waived by the appropriate party:

The obligations of all parties to consummate the Merger are subject to the following conditions:

(i)	The Merger has been approved by all of the Disappearing Entities and the Company. If any Disappearing Entity does not approve the Merger, then the Company may elect to either terminate the Merger in its entirety, or consummate the Merger with those Disappearing Entities that have approved the Merger;

(ii)	This Offering Circular has become effective with the SEC;

(iii)	No enforcement action has been commenced against the Company, any Disappearing Entity or any of their respective Members which terminates such person’s license to conduct business in California; and

(iv)	No governmental authority has entered any order making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting or restraining such transactions.

The obligation of the Company to consummate the Merger is conditioned upon satisfaction or waiver by the Company of the following conditions:

(i)	The cost to the Company to redeem all Excess Interests shall not exceed $1,000,000;

(ii)	The cost to the Company to purchase all dissenting interests (as described below) shall not exceed $250,000;

(iii)	All representations and warranties of each of the Disappearing Entities shall be true and correct on the closing date and each Disappearing Entity shall have performed all agreements required by the Merger Agreement;

(iv)	All closing deliverables by each Disappearing Entity shall be delivered at the closing.

The obligation of each Disappearing Entity to consummate the Merger is conditioned upon satisfaction or waiver by the Company of the following conditions:

(i)	All representations and warranties of the Company shall be true and correct on the closing date and the Company shall have performed all agreements required by the Merger Agreement;

(ii)	No action shall have been commenced against the Company or any Disappearing Entity which would prevent the closing or which restrains or prohibits any transaction contemplated by the Merger Agreement;

(iii)	All third party consents or approvals are obtained;

(iv)	No material adverse event has occurred; and

(v)	All closing deliverables by each Disappearing Entity shall be delivered at the closing.

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Exchange Procedures. Upon effectiveness of the Merger, each outstanding unit of membership interest in each of the Disappearing Entities automatically converts into the right to receive Class A Units of the Company at the ratio set forth in the Merger Agreement, except Excess Interests and dissenting interests (as described below). None of the membership interests in the Disappearing Entities are certificated and the Class A Units will be maintained as book entry securities only. As a result, Members are not required to take any further action to convert their membership interests into Class A Units. Following the closing, the Company will send inform the Members of their respective ownership interests after giving effect to the repurchase of the issenting Interests and the Excess Interests.

Representations and Warranties of the Parties. The Company and each of the Disappearing Entities makes customary representations and warranties regarding the business, operations, condition and authority to enter into the Merger Agreement.

Termination Provisions. The Merger Agreement may be terminated as follows:

(i)	By mutual agreement of the Company and each Disappearing Entity;

(ii)	By the Company, if any of the conditions precedent to its obligations is not fulfilled or waived;

(iii)	By any Disappearing Entity, so long as it is not in breach of the agreement and any of the conditions precedent to its obligations is not fulfilled on or before August 31, 2019;

(iv)	By the Company or any Disappearing Entity if any law is enacted that makes consummation of the transactions contemplated by the Merger Agreement illegal or prohibited, or if any Disappearing Entity has not obtained the required member consent to approve the Merger within 30 days after this Offering Circular has been approved by the SEC and the written consent of members has been delivered to each Member of the Disappearing Entities.

Tax Treatment

All of the Disappearing Entities are California limited liability companies and the Company is a Delaware limited liability company. None of the Disappearing Entities nor the Company has incurred more than an immaterial amount of debt. None of the Disappearing Entities nor the Company has elected to be treated as an association taxable as a corporation.

Each of the Disappearing Entities will merge into the Company. Under the Internal Revenue Code, the resulting limited liability company will be considered the continuation of the Company and the Disappearing Entity whose members own 50% or more of the Company after the transactions. Nevertheless, for all of the members of the Disappearing Entities the mergers will result in no gain or loss. The members of the Disappearing Entities will substitute their adjusted tax basis and tax holding period in their membership interests in the Disappearing Entities as the tax basis and holding period for their Class A Units in the Company. The Company will acquire the assets of the Disappearing Entities on a tax free basis, substituting the tax basis of the Disappearing Entities.

Description of the Acquisition Agreement

The Company has entered into a Membership Interest Purchase Agreement with each of David Brown and David Emerson to purchase the remaining 30% of the membership interests of Zabala Salinas. The purchase price for the membership interests is $5,400,000, a portion of which has already been paid by the Company. The closing of the acquisition is conditioned on a number of events, including the raise of additional a capital by the Company. The Company is currently in the process of raising $5,400,000 through the sale of Class A Units at a price of $1.80 per unit. No Class A Units have been sold to date and there can be no guaranty that the Company will be able to raise the capital necessary to purchase those membership interest. Whether the Company purchases the remaining 30% of the interests, the Company will assume management and control of the day-to-day operations of Zabala Salinas upon consummation of the Merger.

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APPROVAL OF THE MERGER; WRITTEN CONSENT OF MEMBERS

Required Approval

The Merger between the Company and each of the Disappearing Entities will be consummated when the requisite number of members of each Disappearing Entity executes the written consent in favor of the Merger. For Target Equity and Valley View, the required approval is members holding a Majority of the membership interests. For Smart Initiatives, the required approval is members owning sixty percent of the membership interests. (Such vote referred to respectively as the “Required Approvals”.) There can be no guaranty that the Required Approvals will be received. If any Disappearing Entity does not receive the Required Approvals to approve the Merger, then such Disappearing Entity will not be included in the Merger and the members of such Disappearing Entity will retain their membership interests in the Disappearing Entity.

Recommendation of the Managers of the Disappearing Entities

The managers of each of the Disappearing Entities have recommended that each member execute the written consent in “Favor” of the Merger. The managers of all Disappearing Entities are Anthony Johnson and Jeremy Johnson. Both Anthony and Jeremy Johnson own membership interests in each of the Disappearing Entities and will receive their proportionate ownership interest in the Company upon consummation of the Merger.

How to Approve the Merger

Each member of the Disappearing Entities will be provided with a written consent of the members to approve the Merger. Members may elect to execute and return the written consent which will approve the Merger and the transactions contemplated by the Merger Agreement. If a member elects not to complete the written consent, it will be counted as a vote against the Merger. Each member should complete the written consent, including the questions relating to their net worth and annual income, and return it to the Company per the instructions thereon. The written consent may be mailed, emailed or faxed to the respective Disappearing Entity. The deadline for voting will be approximately 0 days after the date the written consent is sent to the members of each Disappearing Entity. The written consents will be sent promptly after this Offering Circular becomes effective with the SEC.

Questions About the Written Consent

Each written consent will set forth the person that members may contact with questions regarding the Merger, the Merger Agreement, the written consent and the voting requirements, as well as any other matter relating thereto.

Dissenters’ Rights

Pursuant to Section 17711.01 et seq. of the California Revised Uniform Limited Liability Company Act (the “RULLCA”), each of the members of the Disappearing Entities and of the Company will have dissenters’ rights. Such dissenters’ rights entitle each member to receive the fair market value of their respective membership interests in the Disappearing Entity in lieu of Company Class A Units if they comply with the requirements of the RULLCA. In order to be a “dissenting interest” a member must satisfy all of the following conditions:

1.	Such member did not vote in favor of the Merger;

2.	Has demanded that the Company repurchase the interest at its fair market value in accordance with Section 17711.03 of the RULLCA; and

3.	The member has submitted the interest to be purchased in accordance with Section 17711.04 of the RULLCA.

Within 10 days after the date that the Company receives the Required Approval of members of each Disappearing Entity, the Company will mail to all members a notice of such approval, accompanied by copies of Sections 17711.01 through 17711.05 of the RULLCA and its determination of the fair market value of the interests, as well as a brief description of the procedure to be followed by members desiring to exercise dissenters’ rights (the “Dissenters’ Rights Notice”). Section 17711.03 requires that, within 30 days after the receipt of the date the Dissenters’ Rights Notice is mailed, members desiring to exercise dissenters’ rights send a written notice to the Company stating such member’s desire to sell the member’s interests at fair market value and setting forth the value at which the member believes is fair market value.

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If the Company agrees that a member’s interest has qualified as a “dissenting interest” and the Company and the dissenting member agree upon the fair market value of the interests, then the Company shall pay the dissenting member the agreed price for the dissenting interests within 30 days after the date the Merger is consummated.

If the Company disagrees that the member has satisfied the requirements to be a dissenting interest or if the Company and the member cannot agree on the fair market value of the dissenting interest, then the member may file a complaint in the California superior court to adjudicate whether such member’s interest was a dissenting interest and the fair market value of the dissenting interest. Such complaint must be filed within six months after the date the Dissenters’ Rights Notice was mailed by the Company. A dissenting member may also join in any action brought by another dissenting member. The court is entitled to determine whether the interests were qualified as dissenting interests and what the fair market value is, or may appoint an appraiser to determine the fair market value. The costs of such lawsuit, including the costs of any appraisers shall be apportioned between the Company and the members as the court deems to be equitable; provided, however, if the appraised value is higher than the price offered by the Company, then the Company shall pay the costs of the action. If the fair market value as determined by the court is more than 125% of the price offered by the Company, then the court may also require the Company to pay the attorneys’ fees and fees of expert witnesses engaged by the members.

A dissenting interest loses its status as a dissenting interest and the member ceases to be a dissenting member if:

1.	The Company abandons the Merger, provided that the Company must pay all reasonable costs and attorneys’ fees incurred by a dissenting member who has initiated proceedings under the RULLCA; or

2.	The member transfers the interest; or

3.	The dissenting member fails to file a complaint or join in pending action by another dissenting member within six months after the mailing of the Dissenters’ Rights Notice; or

4.	The member withdraws its demand for purchase of the interests with the consent of the Company.

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COMPARISON OF MEMBER RIGHTS

The following comparison summarizes the material, but not all, of the differences between the laws of the State of Delaware (in which the Company is organized) and the laws of the State of California (in which each of the Disappearing Entities is organized) and between the operating agreements of each Disappearing Entity and the LLC Agreement of the Company.

This section does not include a complete description of all differences among the rights of the Disappearing Entity Members and Company Members, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All members of the Disappearing Entities are urged to read carefully the relevant provisions of the Delaware Limited Liability Company Act, as well as the Company’s LLC Agreement. This summary is qualified in its entirety by reference to the full text of the Company’s LLC Agreement attached as Exhibit B and the Delaware Limited Liability Company Act.

Authorized Membership Interests

Disappearing Entities	The Company
The Disappearing Entities issued membership interests in percentages. The managers of each Disappearing Entity may increase the number of members, diluting the ownership percentage of each member.

The Company is authorized to issue membership interests in units designated into three classes: Class A Common, Class B Common and Preferred Units. The Preferred Units may have preferential voting, distribution and other rights superior to those of the Class A and Class B Common Units.

The board of managers may increase the number of units and designate the rights related thereto.

Number and Election of Managers

Disappearing Entities	The Company
The number of managers may be increased or decreased by a majority vote of the members. Vacancies maybe filled by the members.	The Board of Managers is initially comprised of three persons; Anthony Johnson and Jeremy Johnson have been appointed and one vacancy remains. The number of managers may be increased or decreased, but not less than three nor more than five, by a vote of members holding a majority of the voting power.

Removal of Managers

Disappearing Entities	The Company
Except for Target Equity, managers of the Disappearing Entities may be removed, with or without cause, by a vote of a majority of members. The members of Target Equity may add new managers by a vote of the majority of members.	Managers may be removed only for “cause” and then only upon a recommendation of the Board of Managers and a vote of members holding a majority of the voting power. “Cause” means (a) the conviction of any crime, whether a misdemeanor or felony, (b) violation of any Company policy or code, including, but not limited to, the prohibition of sexual harassment or discrimination, the code of business conduct and the prohibition of substance abuse and (c) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, which has a materially adverse impact on the Company or any of its subsidiaries or its reputation, as determined in the Board of Manager’s reasonable discretion. Vacancies on the Board of Managers are filled by the vote of the remaining managers.

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Manager Scope of Authority

Disappearing Entities	The Company
The managers of all of the Disappearing Entities have authority to conduct the day-to-day operations of the entities. The managers of Smart Initiatives and Valley View may not guarantee any obligation of a third person, engage in any business except the entity’s stated purpose, incur any indebtedness other than for the purpose of the entity, or dissolve the entity without the approval of a majority of members. The managers of Target Equity may not take any of the following actions without approval of a majority in interest of the members: any deviation from the business or general purpose of the entity, a potential sale or acquisition of the entity, a change in legal jurisdiction, and winding down or dissolution of the entity.	All powers of the Company will be exercised exclusively by or under the authority of the Board of Managers. Members are entitled to vote only upon matters required by Delaware law.

Management Compensation

Disappearing Entities	The Company
All of the Disappearing Entities provide for the reimbursement of all expenses of the managers, but no additional compensation.	The Company will reimburse managers for costs incurred in connection with their management services, including reasonable travel expenses to attend meetings. Each manager is entitled to receive an annual management fee of $150,000 payable in accordance with the Company’s payroll practices. The managers have agreed to defer all payment of the management fee until the Company receives distributions from Zabala Salinas.

Member Voting Rights

Disappearing Entities	The Company
The operating agreements of the Disappearing Entities require the members to approve the following actions by a majority in interests unless otherwise stated: to dissolve the entity (unanimous vote required), to change the purpose or business of the entity, to enter into any potential acquisition of the entity (Target Equity only) or to incur any indebtedness (Smart Initiatives and Valley View only). Members of Target Equity may also vote to determine the number of managers	A vote of members holding a majority of the voting power is required to dissolve or liquidate the Company. Additionally, any amendment to the LLC Agreement will require the prior written consent of members holding a majority of the voting power; and no such amendment may require any member to make an additional capital contribution, will cause any member to become personally liable for any obligation of the Company without such member’s consent, or alter a member’s rights and privileges with respect to a class of Units in a manner that is disproportionate to the rights and privileges of other holders of such Units, except as expressly set forth with respect to the issuance of additional Units.

Involuntary Withdrawal of Members

Disappearing Entities	The Company
The operating agreements for Smart Initiatives and Valley View do not provide for involuntary withdrawal of members. The operating agreement of Target Equity provides that members may be involuntarily removed upon death, mental incapacity, incompetence, a criminal conviction of the member, willful and persistent breach of the operating agreement, and upon a judicial determination that the member has engaged in wrongful conduct that adversely and materially affects the entity.	If the Board of Managers determines that any member has violated the confidentiality provisions of the LLC Agreement, or becomes ineligible to own an interest in a cannabis manufacturing company under applicable state law, then the Board of Managers may, in its sole discretion, force such Member to withdraw and shall repurchase all Units held by such member. The purchase price for such Member’s Units shall be the greater of (a) the capital account of such Member on the date of the forced withdrawal, or (b) the fair market value of the Units as reasonably determined by the Board of Managers.

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Distributions

Disappearing Entities	The Company
The operating agreement of Target Equity provides that the entity will make distributions within seven days after receipt of any distribution from Zabala Salinas. The operating agreements of Smart Initiatives and Valley View provide for distributions at least quarterly. All distributions are based upon the capital accounts of the members.	The Company will make minimum tax distributions annually. All other distributions will be at the discretion of the Board of Managers. The Board of Managers intends to make distributions promptly after receipt of any distribution form Zabala Salinas, after payment of all costs and liabilities and less any necessary or advisable reserves.

Indemnification of Managers

Disappearing Entities	The Company
The operating agreements of Smart Initiatives and Valley View provide that managers, officers, employees and agents are indemnified against all claims or damages incurred by such person so long as it was for actions or omissions that were committed or omitted by such person in good faith and in a manner reasonably believed to be within the scope of his authority. A manager of Target Equity will not be liable for any act or omission resulting in loss or harm to the entity except in the case of gross negligence or willful misconduct.	The Company’s LLC Agreement provides for the broadest indemnification of managers, employees and agents against all claims, losses, damages, liabilities, expenses and fees, unless the act or omission forming the basis for indemnification is finally adjudged to be intentional misconduct or a knowing violation of law, for conduct finally adjudged to be in violation of the Delaware Limited Liability Company Act, for any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property or services to which such indemnitee was not legally entitled or if the Company otherwise is prohibited by applicable law from paying such indemnification.

Equity Incentive Plans

Disappearing Entities	The Company
None of the Disappearing Entities have adopted equity incentive plans for their employees or consultants.	The Company has adopted the Class B Common Units Award Plan that permits the managers to award Class B Units or options to purchase Class B Units in their discretion.

Arbitration

Disappearing Entities	The Company
None of the Disappearing Entities have arbitration provisions in their respective operating agreements.	The Company’s LLC Agreement provides that any dispute relating to the interpretation, validity or performance of the LLC Agreement shall be submitted to binding arbitration before a retired judge from an arbitration organization mutually agreed by the Company and the applicable member, or if the parties cannot agree then by an organization selected by the Managers. The arbitration will be conducted under the rules of the arbitration organization by one arbitrator, if the parties can mutually agree on the arbitrator. If the parties cannot agree, then the arbitration will be conducted by three arbitrators, one selected by each party and the third selected by the arbitrators. Arbitration does not prevent any party from seeking any provisional remedy in a court of law, except for discovery matters which are handled under the arbitration rules. The arbitrators apply Delaware substantive law. The Managers believe that the arbitration provision is intended to apply only to disputes relating directly to the LLC Agreement and does not apply to claims and disputes arising under federal or state securities laws.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our goal is to own 100% of the membership interests of Zabala Salinas, a cultivator and wholesaler of cannabis and cannabis-related products in Monterey County, California. The Company was formed under the laws of the State of Delaware on June 22, 2018.

A.	Plan of Operation: Issuer’s Plan of Operation for the Next Twelve Months.

In order to achieve its goals, the Company has developed a business plan which is described in the section entitled “Description of Business” above.

B.	Management's Discussion and Analysis of Financial Condition and Results of Operations.

For the period from inception to December 31, 2018 (Audited)

Revenues

We had no revenues for the period from inception to December 31, 2018. The Company was formed in June 2018 for the purpose of acquiring the Disappearing Entities and to act as a holding company for Zabala Salinas. Until completion of the Merger, the Company does not anticipate any revenue from operations.

Cost of Sales

The Company remains in developmental stage and, therefore, has not commenced selling cannabis. Thus, in conjunction with not having any operational revenue, the Company has incurred no cost of sales.

Operating Expenses

We had operating expenses of $23,738 for the period from inception to December 31, 2018. Operating expenses were incurred principally to develop the Company’s business plan, to implement the necessary infrastructure necessary to conduct the Offering, legal expenses and general administrative expenses.

Income/Losses

We had no revenue during the period from inception through December 31, 2018. Our losses totaled $23,738 during such period. We anticipate that we will incur losses until the consummation of the Merger and the closing of the acquisition, after which we will have positive cash flow from the operations of Zabala Salinas.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

As of December 31, 2018, we had no available cash or cash equivalents. Such cash is insufficient to sustain our operations or to complete the acquisition. The Company intends to raise additional capital through the sale of membership interests or by borrowing. We have no commitments to invest in our membership interests or to provide a loan at this time, and therefore there can be no assurance that the Company will have sufficient capital to conduct its operations as currently planned or to implement the business strategy set forth in this Offering Circular.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

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MANAGERS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of managers was appointed by our initial Members. Managers may not be removed or replaced, except for “cause,” which is defined as the conviction of a crime, personal dishonesty, and willful violation of Company policies. A majority in interest of the Members must vote for removal after recommendation by the board of managers. The board of managers appoints our executive officers at their discretion.

The Company has no employees. See “Compensation of Managers and Officers” below.

 Our directors and executive officers are as follows:

Name	Position	Age	Term of Office
Managers:
Jeremy Johnson	Manager	40	June 2018 - Present
Anthony Johnson	Manager	50	June 2018 - Present

Family Relationships

Jeremy Johnson and Anthony Johnson are brothers. Other than such relationship, there are no family relationships among and between the issuer’s managers, officers, persons nominated or chosen by the issuer to become managers or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Involvement in Certain Legal Proceedings

No officer, manager, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated,

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity,

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity, or

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

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COMPENSATION OF MANAGERS AND OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our managers and officers for all services rendered in all capacities to us since inception in June 2018 until the date of the Offering Statement to which this Offering Circular relates. We do not have a compensation committee and compensation for our managers is prohibited by the LLC Agreement unless otherwise agreed by the members. We have approved the Class B Common Units Award Plan for the compensation of managers, employees and contractors.

Name	Position	Fiscal Year	Total Compensation(1)
Jeremy Johnson	Executive Officer and Manager	2018	$150,000
Anthony Johnson	Executive Officer and Manager	2018	$150,000

__________________

(1)	As of April 19, 2019, we have not paid members of our board of managers any compensation for their services. Managers are entitled to receive $150,000 each annually, but have agreed to defer any payment until the Company has completed the Merger and received distributions from Zabala Salinas.

Class B Common Units Award Plan

The board of managers and the initial members approved the adoption of the Class B Common Units Award Plan (the “Award Plan”) pursuant to which the Company may award or grant Class B Units or options to purchase Class B Units to employees and consultants. The purpose of the Award Plan is to attract and retain exceptional employees and consultants and to reward those who have provided material contributions to the success of the Company’s business. Awards under the Award Plan will generally vest over a period of three years, unless otherwise determined by the board of managers. Class B Units have no voting rights, so recipients will not be entitled to vote on any matter submitted to the vote of Members, except as required by Delaware law. If a recipient of an award is terminated or resigns, then the Company may repurchase the units subject to the award. The price of the repurchase is nominal for unvested awards, and fair market value for awards that have already vested. No awards have been made or granted under the Award Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership of our voting securities based on an aggregate of 1,384,615 Class A Units issued and outstanding as of April 15, 2019. The information includes beneficial ownership by (i) each officer and manager, (ii) all of our executive officers and managers as a group, and (iii) each person or entity who, to our knowledge, owns more than 5% of our Class A Units.

Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all Class A Units beneficially owned by them.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Unless stated otherwise, the business address for these Members is 38625 Calistoga Drive, Suite 200, Murrieta, CA 92563.

Title of Class	Number and address of beneficial owner	Amount and nature of beneficial ownership prior to the Merger	Percent of Class	Amount and nature of beneficial ownership after the Merger	Percent of Class
Class A Units	Jeremy Johnson	610,024	44.06%	1,127,169(1)	4.51%

Class A Units	Anthony Johnson	610,024	44.06%	1,127,169(1)	4.51%

______________________

(1)	The managers and officers of the Company each own membership interests in the Disappearing Entities. They will be entitled to receive Class A Units proportionate to their respective ownership interests in such Disappearing Entities.

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INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled “Executive Compensation of Managers and Officers: in this Offering Circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our managers or officers;

•	any person who beneficially owns, directly or indirectly, units carrying more than 10% of the voting rights attached to our outstanding Units; or

•	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

The Company issued Class A Units to the initial managers upon formation of the entity. Such Class A Units were issued at a purchase price less than that paid by cash investors.

Each of the managers also owns membership interests in each of the Disappearing Entities, some of which were acquired for services and not for cash at a price less than paid by cash investors.

The managers of the Company are also the managers of each Disappearing Entity and, therefore, negotiation of the terms and conditions of the Merger Agreement was not done on an arm’s-length basis. While the managers believe that the terms and conditions of the Merger Agreement, including the exchange ratios, are fair and reasonable, had the Merger Agreement been negotiated with unaffiliated third parties, its terms may have been more favorable, or less favorable, to the Disappearing Entities and their Members. In addition, conflicts could arise between the Company and each Disappearing Entity in the interpretation or any extension or renegotiation of the Merger Agreement.

Our LLC Agreement provides that our managers receive annual management fees of $150,000 per person. Changes to the management fee must be approved by members holding a majority of the outstanding voting units.

We have entered into a Management Services Agreement with Red Sparrow 360, LLC, a California limited liability company that is owned and managed by Anthony Johnson and Jeremy Johnson. Pursuant to the Management Services Agreement, Red Sparrow provides supervision of all employees of or contractors to the Company, provides communications to members of the Company, provides secure record-keeping, assist with financial reports and updates and provides such other management services as the Company may require. The Company pays Red Sparrow a flat fixed fee of $40,000 per month, plus reimbursement of actual out-of-pocket expenses. Red Sparrow has agreed to obtain insurance coverage with respect to its services and is required to disclose to the Company any activities or interests that may conflict with the interests of the Company. Red Sparrow does not have any interest in or rights to Company intellectual property. However, inventions or improvements developed by Red Sparrow during the course or scope of the Management Services Agreement belong to Red Sparrow. The Management Services Agreement was not negotiated on an arms’-length basis and may be on terms less favorable to the Company than those available form an unrelated third party.

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SECURITIES BEING OFFERED

This Offering Circular relates to the sale of up to 14,000,000 Class A Units by the Company in exchange for membership interests in the Disappearing Entities. The Company is not offering or selling any Class A Units for cash; provided, however, the Company will redeem for cash any “Excess Interests.” See “Description of the Merger—Redemption of Excess Interests for Cash.

We are authorized to issue a total of 25,000,000 Class A Units, 2,000,000 Class B Units and 3,000,000 Preferred Units. As of April 15, 2019, the Company had 1,384,615 Class A Units outstanding and no Class B Units or Preferred Units outstanding.

Class A Units

Each Class A Unit entitles the holder to one vote, either in person or by proxy, at meetings of Members. The matters to be voted upon by Members are limited because our managers have broad powers to conduct the Company’s business operations. Members will only have the right to vote upon matters required by Delaware law and those specifically required by the LLC Agreement. Our board of managers is comprised of three persons, two of whom were appointed by the initial Members. One vacancy remains, which will be filled by the existing managers. Managers may not be removed or replaced except for “cause” which is defined in the LLC Agreement to be upon the conviction of a crime, a willful violation of Company policy or an act of dishonesty. The board of managers must first recommend that the manager be removed and a majority in interest of the Members must vote in favor of such removal. On any matter submitted to the vote of Members, the vote of the holders of a majority of the issued and outstanding voting interests entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Members may take action by written consent of over 50% of the issued and outstanding Class A Units of the Company.

Holders of Class A Units are entitled to receive ratable distributions, if any, as may be declared by the board of managers out of funds legally available. From inception, the Company has never declared or paid any cash dividends to holders of its Class A Units, and has no intention to do so in the foreseeable future. Although it is the Company’s intention to utilize all available funds for the development of its business, no restrictions are in place that would limit its ability to pay dividends. The payment of any future cash dividends will be at the sole discretion of the Company’s board of managers.

Holders of our Class A Units have no pre-emptive rights or other subscription rights, conversion rights, redemption rights or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Class A Units will be entitled to share ratably with all other units of membership interest in the net assets legally available for distribution to Members after the payment of all of our debts and other liabilities.

Class B Units

The Company is authorized to issue up to 2,000,000 Class B Common Units (the “Class B Units”). As of the date of this Offering Circular, no Class B Units have been issued or are outstanding. The Class B Units are identical in rights, preferences and privileges as the Class A Units, except that Class B Units have no voting rights, and will be issued solely pursuant to the Company’s Award Plan.

Preferred Units

The Company’s board of managers is authorized, subject to limitations prescribed by law and provisions of the Company’s LLC Agreement, to provide for the issuance from time to time in one or more series of up to 3,000,000 Preferred Units and to established the number of Preferred Units to be included in each series, and to fix the designations, relative rights, preferences, qualifications and limitations of the Preferred Units of each such series. To date, even though it designated 3,000,000 Preferred Units available for issuance, the Company has not issued any Preferred Units.

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Uncertificated Securities

All of the Class A Units, the Class B Units and the Preferred Units are, or would be upon issuance, uncertificated. The Company will maintain at its principal executive offices a list of each Member of the Company and such Member’s capital contributions, number of Class A Units or other Units and the contact information of each Member. The Company does not intend to engage any third party as a transfer agent or registrar.

 No Trading Market

Our Class A Units are not traded on a national exchange. There is no market for our Class A Units.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our LLC Agreement, subject to the provisions of Delaware law, contains provisions which allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our managers, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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FINANCIAL STATEMENTS

35

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Zabala Farms Group, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Zabala Farms Group, LLC. (the "Company") as of December 31, 2018, the related statement of operations, stockholders' equity (deficit), and cash flows for the period from June 22, 2018 (inception) to December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Served as Auditor Since 2018

Lakewood, CO

May 1, 2019

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Zabala Farms Group, LLC

Balance Sheet

As of December 31, 2018
Assets
Current Assets

Deposit on Purchase Contract	193,050

Total Assets	$193,050

Liabilities and Partners' Equity

Current Liabilities	$–

Total Liabilities	–

Partners' Equity
Paid In Capital	216,788
Net Loss	(23,738)
Total Partners' Equity	193,050

Total Liabilities and Partners' Equity	$193,050

The accompanying footnotes are an integral part of these consolidated financial statements.

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Zabala Farms Group, LLC

Statement of Operations

For the period from June 22, 2018 (inception) to December 31, 2018

Revenue	$–
Cost of Goods Sold	–
Gross Profit	–

Expenses
General and Administrative Expenses	288
Offering Expense - Related Party	20,850
Offering Expense	2,600
Total Operating Expenses	23,738

Operating Loss	$(23,738)

Net Loss	$(23,738)

The accompanying footnotes are an integral part of these consolidated financial statements.

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Zabala Farms Group, LLC

Statement of Cash Flows

For the period from June 22, 2018 (inception) to December 31, 2018

Cash Flows from Operating Activities
Net Loss	$(23,738)
Adjustments to reconcile Net Loss to Net Cash provided by operating activities:	–
Net Cash used in operating activities	(23,738)

Cash flow from Investing Activities
Deposit on Purchase Contract	(193,050)
Net Cash Flow Used in Investing Activities	(193,050)

Cash flow from Financing Activities
Proceeds from sale of Membership Interests	214,788
Net Cash Flow from Financing Activities	214,788

Net Increase in Cash	$–

Cash at end of Period	$–

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$–
Income taxes	$–

The accompanying footnotes are an integral part of these consolidated financial statements.

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Zabala Farms Group, LLC

Statement of Change in Members' Equity

For the period from June 22, 2018 (inception) to December 31, 2018

Members’ Equity at Beginning of Period	$–
Membership Interests issued for Cash	216,788
Net Loss	(23,738)
Distributions to Owners	–
Members’ Equity at End of Period	$193,050

The accompanying footnotes are an integral part of these consolidated financial statements.

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Zabala Farms Group, LLC

Notes to Financial Statements

For the Period June 22, 2018 (inception) to December 31, 2018

Note 1—Nature of Business and Significant Accounting Policies

Nature of Business

Zabala Farms Group, LLC (the “Company”) was formed in the State of Delaware on June 22, 2018. The Company is an investment holding group formed for the sole purpose of making equity investments into Zabala Farms of Salinas, LLC, which is a licensed marijuana cultivation facility operating in the State of California. Upon consummation of the merger with Smart Initiatives, LLC, Target Equity, LLC and Valley View Enterprises, LLC, the Company will acquire 70% of the membership interests of Zabala Farms of Salinas, LLC. The Company does not currently have any equity ownership interest in Zabala Salinas but has entered into a Purchase Contract to acquire 30% of the membership interests from the owners thereof. The Company has advanced $193,050 under such Purchase Contract, which is recorded as a deposit. See Notes 4 and 8 below.

Basis of Accounting

The financial statements are prepared using the accrual method of accounting as generally accepted in the United States of America (U.S. GAAP).

Revenue Recognition

The Company recognizes dividend revenue received from Zabala Farms of Salinas, LLC only upon the declaration of such revenues by Zabala Farms of Salinas, LLC. Thereupon, rights to dividend revenue are distributed pro rata among the members of the Company according to their membership interest. The Company has no other current source of revenue nor does it intend to establish any other revenue source.

In May 2014, ASU 2014-09 was issued related to revenue from contracts with customers. ASU 2014-09 was further amended in August 2015, March 2016, April 2016, and May 2016 by ASU 2015-14, 2016-08, 2016-10 and 2016-12, respectively. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. In August 2015, the effective date was deferred to reporting periods, including interim reporting periods, beginning after December 31, 2017, and will be applied retrospectively without the possibility of early adoption. The Company reviews new accounting standards as issued and does not believe this standard, nor any announcements made subsequent to the date of these financial statements has any material effect upon these financial statements. The Company uses all cash assets to purchase specific securities it intends to hold to maturity. Dividends received from passive ownership of these securities are recognized as revenue and the Company does not believe the five-step approach articulated in ASU 2014-09 requires this recognition to be deferred.

Fixed Assets

The Company holds no fixed assets and does not intend to acquire fixed assets of any type.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. However, there is no readily observable market value for the financial instruments held by the Company, which consist entirely of restricted private equity holdings in Zabala Farms of Salinas, LLC. There are also no comparable securities with observable market prices trading on an orderly exchange. Further, the Company has informed its members through its Private Placement Memorandum that the valuation placed on its securities in Zabala Farms of Salinas, LLC is arbitrary. Therefore, the Company believes historical cost is the appropriate basis upon which to measure its securities of and has compiled its financial statements accordingly.

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Cash and Cash Equivalents

There were no cash or cash equivalents on hand at December 31, 2018.

Income Taxes

The Company is taxed as a partnership and recognizes no income tax expense at the firm level; all income tax expenses are passed on to members at their respective marginal tax rates.

Offering Costs

The Company pays all costs related to its private offerings, not to exceed 10 percent of the total capital raised plus 10 percent of available equity which is awarded to finders and may be liquidated immediately to defray any additional operating costs. These costs are recognized immediately upon the completion of a subscription agreement.

Note 2 – Going Concern

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At December 31, 2018, the Company had $0 in cash and $0 in working capital. From inception (June 22, 2018) through December 31, 2018, the Company had a net loss of $23,738. Continued losses may adversely affect the liquidity of the Company in the future. Therefore, the factors noted above raise substantial doubt about our ability to continue as a going concern. While the Company is formed as an investment vehicle only and it is neither intended nor necessary that the Company maintain a positive cash or working capital balance to successfully pursue its investment objectives, the recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company. To sustain its operations, the Company may need to raise additional equity financing, which could have a dilutive effect on existing equity holders. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Related Party

Managing Members

Anthony Johnson and Jeremy Johnson, who are brothers, are the Managers of the Company. Anthony Johnson and Jeremy Johnson are also the beneficial owners of Green Bud Initiatives, LLC, a California limited liability company that organized the Company and its offering. Green Bud Initiatives, LLC also operates a call center and manages the administrative, accounting, legal requirements and other operating costs associated with the Company. Therefore, apart from marketing expenses that are paid to unrelated parties, many of the Offering Costs recognized by the Company have been paid to Green Bud Initiatives, LLC. However, this does not imply that Anthony Johnson or Jeremy Johnson have enjoyed the full benefit of these payments; instead, they have been used to finance office payroll, rent, utilities, legal and accounting costs, and other operational costs. In total, the Company made five payments to Green Bud Initiatives, LLC during the period covered by the financial statements, totaling $18,850. These payments were made pursuant to a contractual arrangement wherein the Company pays 10 percent of total capital raised in the offering to Green Bud Initiatives, LLC in exchange for organizing the offering and providing legal and administrative support.

Anthony Johnson and Jeremy Johnson intend to dissolve Green Bud Initiatives, LLC during 2019 and have created Red Sparrow 360, LLC, a California limited liability company specializing in marketing and investor relations. As Anthony Johnson and Jeremy Johnson are the beneficial owners of Red Sparrow 360, LLC, it is also a related party to the Company. It is intended that Red Sparrow 360, LLC will become a successor to the services heretofore offered the Company by Green Bud Initiatives, LLC.

No amount is currently payable or receivable from any related party.

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Note 4 – Deposit on Purchase Contract

On March 3, 2019, the Company negotiated a Purchase Contract to acquire 30% of the issued and outstanding Class A interest in Zabala Farms of Salinas, LLC. Zabala Farms of Salinas, LLC operates a marijuana cultivation facility duly licensed in the State of California. Pursuant to the Purchase Contract, the Company agrees to pay $5,400,000 to acquire the Class A Interest from the selling shareholders in Zabala Farms of Salinas, LLC. As of December 31, 2018, the Company had made a deposit on this purchase contract, which remained in drafting and had not yet been fully executed, in the amount of $193,050.

Note 5 – Accrued Expenses

The Company has no salaries to accrue nor any obligations arising under any form of debt agreement and has no intention to create any such obligations. Therefore, there are no expenses to accrue.

Note 6 – Debt

The Company has never had and does not intend to enter into debt agreements of any kind.

Note 7 – Members’ Equity

Equity Structure

Ownership in the Company is divided into 1,384,615 issued and outstanding Class A units. Founders Anthony Johnson and Jeremy Johnson hold 610,024 units each.

As of April 17, 2019, the Company is authorized to issue up to 25,000,000 Class A units, 2,000,000 Class B units and 3,000,000 preferred units. Class A units each carry equal voting rights and profit-sharing rights. Class B units entitle the holder to profit-sharing rights but not voting rights and are issued through the Company’s Common Unit Award Program. Preferred units entitle the holder to special voting rights. As of the date of the financial statements, no Class B units nor preferred units have been issued.

Equity Unit Sales

During the period covered by the financial statements, the Company sold 164,567 units for the amount of $214,788.

Options, Warrants, and Derivatives

The Company has not issued and has no plans to issue any options, warrants, convertible notes, preferred shares or any other derivative instruments related to its equity structure.

Note 8 – Subsequent Events

On April 3, 2019, the Company entered into a management services agreement with Red Sparrow 360, LLC. Red Sparrow 360 will provide staffing, member support, legal counsel, circulation of company updates and financial documents and record keeping services. For these services, the Company will render consideration of $40,000 monthly and reimbursement of expenses. Red Sparrow 360, LLC is owned and managed by Jeremy and Anthony Johnson, who also serve as managers of the Company. This agreement was not, therefore, negotiated on an arms’-length basis and may be on terms less favorable than those available from an unaffiliated third party. As highlighted in Note 3 above, Red Sparrow 360 is a related party.

On April 4, 2019, the Company formally executed the Purchase Contract and agreed to pay $5.4 million to acquire the Class A Interests representing 30% of Zabala Farms of Salinas, LLC from the selling shareholders in Zabala Farms of Salinas, LLC.

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PART III—Exhibits

Index to Exhibits

Exhibit Number		Description
2.1	*	Certificate of Formation
2.2	*	Limited Liability Company Agreement
2.3	*	Amendment No. 1 to Limited Liability Company Agreement
4.1	***	Form of Member Consent
6.1	*	Management Services Agreement with Red Sparrow 360
6.2	*	Placement Agreement with Torch Securities, LLC
6.3	*	Class B Common Units Award Plan
7.1	*	Agreement and Plan of Merger
7.2	*	Membership Interest Transfer Agreement
11.1	**	Consent of BF Borgers CPA PC
11.2	**	Consent of Wilson Bradshaw & Cao, LLP (contained in Exhibit 12.1 herein)
12.1	**	Opinion of Wilson Bradshaw & Cao, LLP
15.1	**	Unaudited Pro Forma Combined Financial Statements

*	Previously filed
**	Filed herewith.
***	To be filed by Amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murrieta, State of California, on August 2, 2019.

Zabala Farms Group, LLC
By:	/s/ Jeremy Johnson
Name:	Jeremy Johnson
Title:	Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeremy Johnson	Manager (Principal Executive Officer)	August 2, 2019
Jeremy Johnson

/s/ Anthony Johnson	Manager (Principal Financial and Accounting Officer)	August 2, 2019
Anthony Johnson

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